Exhibit 99.1

news release

NYSE: TC
TSX: TCM, TCM.WT
August 5, 2010	Frankfurt: A6R

THOMPSON CREEK REPORTS SIGNIFICANTLY IMPROVED FINANCIAL RESULTS FOR SECOND QUARTER 2010 WITH REVENUE UP 100% AND CASH FLOW FROM OPERATIONS UP 575% FROM THE SAME PERIOD ONE YEAR AGO

Thompson Creek Metals Company Inc. (“Company” or “TCM”), one of the world’s largest publicly traded, pure molybdenum producers, today announced financial results for the three and six months ended June 30, 2010 prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

Overview (all in U.S. dollars):

•      Net income for the second quarter of 2010 was $126.5 million, or $0.90 per basic and $0.87 per diluted share, which included a non-cash gain of $74.8 million, or $0.54 per basic and $0.51 per diluted share, related to the previously announced requirement under US GAAP to account for the Company’s outstanding common stock purchase warrants as a derivative liability and to record changes in the fair market value in net income.

•      Non-GAAP adjusted net income for the second quarter of 2010 (excluding the non-cash gain on the warrants) was $51.7 million, or $0.37 per basic and $0.36 per diluted share.

•      Net income and non-GAAP net income were positively affected during the quarter by a net refund of certain state income taxes related to prior year tax returns in the amount of $10.7 million, or $0.08 per basic and $0.07 per diluted share.

•      Cash flow from operations totaled $41.2 million in the second quarter of 2010.

•      Total cash, cash equivalents and short-term investments at June 30, 2010 were $482.8 million. Total debt was $10.5 million.

•      The Company reaffirmed previous estimates for 2010 molybdenum production of 29 to 32 million pounds, sales of molybdenum produced at the Company’s mines of 27 to 30 million pounds, and average cash cost per pound produced of $6 to $7 per pound. Estimated 2010 cash costs at the Thompson Creek Mine were lowered to $5.25 to $6.25 per pound (down from previous guidance of $5.50 to $6.50 per pound) while cash costs at the Endako Mine were raised to $8 to $9 per pound (up from previous guidance of $7 to $8 per pound).

•      The Company’s anticipated capital costs for 2010 have been revised to approximately $293 million, down from previous guidance of $298 million.

“Thompson Creek improved its financial performance in the second quarter of 2010 as a result of strengthening molybdenum prices.  The Company’s average realized molybdenum sales price for the second quarter of 2010 increased by 16% from the first quarter of 2010 and nearly 80% from one year ago.  The Company’s operations also performed well in the second quarter and remain on track to achieve previously announced production and cost guidance for the year,” said Kevin Loughrey, Chairman and Chief Executive Officer.

“Molybdenum prices have edged lower recently due to slightly softer demand from steel companies and also to a lessening of the confidence of molybdenum market participants in the strength and timing of the world economic recovery.   Despite this correction to pricing, we believe the fundamental supply and demand projections for molybdenum remain quite favorable and should contribute to an improving financial performance for the Company over the medium term,” Mr. Loughrey added.

The Company’s financial performance continues to be affected by the previously disclosed requirement under US GAAP to account for the Company’s outstanding common stock purchase warrants as a derivative liability, with changes in the fair market value recorded in net income (loss). During the second quarter of 2010, the value of the outstanding warrants (and the Company’s reported derivative liability) was reduced by $74.8 million, resulting in a non-cash gain of the same amount. Excluding the non-cash gain related to the warrants, the Company’s adjusted net income for the second quarter of 2010 was $51.7 million.  The Company will continue to make the US GAAP adjustments on a quarterly basis until all of the outstanding warrants have been exercised or until they expire in October 2011.

On July 15, 2010, the Company entered into a definitive agreement to acquire all of the issued and outstanding equity of Terrane Metals Corp. (“Terrane”).  The transaction, if consummated, will be implemented by way of a court-approved plan of arrangement under British Columbia law.  Thompson Creek has also concurrently entered into a letter agreement with Royal Gold, Inc. with respect to the purchase and sale of 25% of the payable gold from Terrane’s Mt. Milligan Copper Gold Project.

“The acquisition of Terrane fits well in our strategic growth plan, which is expected to provide us with production and revenue growth — anticipated to commence in 2013 — while diversifying our commodity exposure.  We believe with our Endako expansion, and now Terrane’s Mt. Milligan project, we expect to substantially improve Thompson Creek’s growth profile,” said Mr. Loughrey.

Three Months Ended June 30, 2010

Revenues for the second quarter of 2010 were $148.4 million, up $74.4 million or 100.5% from $74.0 million for the second quarter of 2009. The increase was primarily the result of a 79% increase in average realized molybdenum sales prices to $16.84 per pound from $9.41 per pound in the second quarter of 2009.

Net income for the second quarter of 2010 was $126.5 million, or $0.90 per basic and $0.87 per diluted share, compared to a net loss of $89.3 million, or $0.73 per basic and diluted share in the second quarter of 2009. Net income for the second quarter of 2010 included a non-cash unrealized gain on common stock purchase warrants of $74.8 million, or $0.54 per basic and $0.51 per diluted share.  Net loss for the second quarter of 2009 included a non-cash unrealized loss on common stock purchase warrants of $83.0 million, or $0.68 per basic and diluted share.

Non-GAAP adjusted net income for the second quarter of 2010 (excluding the non-cash unrealized gains related to the Company’s warrants) was $51.7 million, or $0.37 per basic and $0.36 per diluted share.  Non-GAAP adjusted net loss for the second quarter of 2009 (excluding the non-cash unrealized loss related to the Company’s warrants) was $6.3 million, or $0.05 per basic and diluted share.

Net income and non-GAAP net income for the second quarter of 2010 were positively affected during the quarter by a one-time net refund of certain state income taxes related to prior year tax returns amounting to $10.7 million, or $0.08 per basic and $0.07 per diluted share.

The non-cash unrealized gains and charges on common stock purchase warrants were the result of a previously disclosed requirement under US GAAP to account for the Company’s outstanding common stock purchase warrants as a derivative liability, with changes in the fair market value recorded in net income (loss), beginning January 1, 2009.  The change to being classified as a derivative liability (from being classified as equity) was because the exercise price of the warrants is denominated in Canadian dollars instead of the Company’s functional currency (US dollars). The Company notes that up until the expiration date of the 24.5 million warrants (exercisable at C$9 per share until October 23, 2011), only one of two scenarios will occur.  One is that the warrants are exercised and the Company receives cash, which would amount to approximately C$220 million if all of the warrants are exercised.  The second is that the warrants expire unexercised and no cash proceeds are received.  The Company does not have an obligation related to the recorded fair value that would require a cash payment, other than minor administrative expenses related to the exercise of warrants.

The Company’s mines produced 7.0 million pounds of molybdenum in the second quarter of 2010, compared to 6.7 million pounds in the second quarter of 2009. The Thompson Creek Mine produced 5.1 million pounds, up from 4.7 million pounds a year earlier.  The Company’s 75% share of the Endako Mine’s production was 1.9 million pounds, down from 2.0 million pounds a year earlier.

The weighted-average cash cost per pound produced (including all stripping costs) was $7.06 per pound in the second quarter of 2010, up from $5.21 per pound in the second quarter of 2009. At the Thompson Creek Mine, cash cost per pound produced in the second quarter of 2010 was $6.31 per pound, up from $5.32 per pound a year earlier. The Endako Mine’s cash cost per pound produced was $9.00 per pound, compared to $4.94 per pound in the second quarter of 2009.  The increase in the cash cost per pound produced at both the Thompson Creek and Endako mines was primarily due to lower ore grades and lower recovery rates at both mines.  In addition, costs in the second quarter of 2010 reflected higher fuel costs associated with running more trucks at both mines, a rise in capacity utilization to a full 24-hour, 7-day mill schedule at the Thompson Creek Mine, increased equipment maintenance and repair costs (including maintenance and repairs associated with the Langeloth five-week shutdown) and unfavorable foreign exchange rates converting the Endako mine Canadian dollar costs to US dollar costs.

Cash flow from operating activities in the second quarter of 2010 was $41.2 million, compared to $6.1 million in the second quarter of 2009.

Capital costs (including accruals) totaled $77.6 million in the second quarter of 2010, comprised of $40.9 million of capital costs for the mines, the Langeloth Metallurgical Facility and corporate, and $36.7 million for the Company’s 75% share of capital costs for the Endako mill expansion.

Cash, cash equivalents and short-term investments were $482.8 million on June 30, 2010, down from $523.6 million on March 31, 2010 and $511.5 million on December 31, 2009. The Company’s total debt was $10.5 million on June 30, 2010, down from $11.4 million on March 31, 2010 and $12.9 million on December 31, 2009.

Six Months Ended June 30, 2010

Revenues for the six months ended June 30, 2010 were $276.2 million, up $123.4 million or 81% from $152.8 million a year earlier mainly due to a 60% increase in average realized molybdenum sales prices to $15.68 per pound in the first half of 2010 from $9.81 per pound in the first half of 2009.

Net income for the six months ended June 30, 2010 was $127.6 million, or $0.91 per basic and $0.86 per diluted share, compared to a net loss of $80.6 million, or $0.66 per basic and diluted share, for the six months ended June 30, 2009.  Net income for the six months ended June 30, 2010 included a non-cash gain on common stock purchase warrants of $50.3 million, or $0.36 per basic and $0.34 per diluted share.  Net loss for the six months ended June 30, 2009 included a non-cash charge on common stock purchase warrants of $83.3 million, or $0.68 per basic and diluted share.

Non-GAAP adjusted net income for the six months ended June 30, 2010 (excluding non-cash gains related to the Company’s warrants) was $77.3 million, or $0.55 per basic and $0.52 per diluted share.  Non-GAAP adjusted net income for the six months ended June 30, 2009 (excluding non-cash charges related to the Company’s warrants) was $2.7 million, or $0.02 per basic and diluted share.

Cash flow from operating activities for the six months ended June 30, 2010 was $66.8 million, compared to $43.5 million for the six months ended June 30, 2009.

Capital costs (including accruals) totaled $106.6 million for the first six months of 2010, comprised of $47.7 million of capital costs for the mines, the Langeloth Metallurgical Facility and corporate, and $58.9 million for the Company’s 75% share of capital costs for the Endako mill expansion.

Selected Consolidated Financial and Operational Information

(US$ in millions except per share and per	Three Months Ended June 30,		Six Months Ended June 30,
pound amounts)	2010	2009	2010	2009
		(unaudited)
Financial
Revenues
Molybdenum sales	$145.5	$71.2	$269.5	$146.8
Tolling, calcining and other	2.9	2.8	6.7	6.0
	148.4	74.0	276.2	152.8
Costs and expenses
Operating expenses	73.8	52.3	150.1	110.7
Selling and marketing	1.8	1.3	3.3	2.7
Depreciation, depletion and amortization	11.9	10.2	22.9	20.4
Accretion expense	0.4	0.4	0.8	0.7
General and administrative	8.4	8.1	14.2	13.1
Exploration	1.8	1.9	3.5	3.7
Total costs and expenses	98.1	74.2	194.8	151.3
Operating income (loss)	50.3	(0.2)	81.4	1.5
Other (income) and expense	(77.3)	89.8	(52.2)	86.4

Income (loss) before income and mining taxes	127.6	(90.0)	133.6	(84.9)
Income and mining taxes (benefit)	1.1	(0.7)	6.0	(4.3)
Net income (loss)	$126.5	$(89.3)	$127.6	$(80.6)
Net income (loss) per share
Basic	$0.90	$(0.73)	$0.91	$(0.66)
Diluted	$0.87	$(0.73)	$0.86	$(0.66)
Cash generated by operating activities	$41.2	$6.1	$66.8	$43.5
Adjusted non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$51.7	$(6.3)	$77.3	$2.7
Adjusted net income (loss) per share - basic (1)	$0.37	$(0.05)	$0.55	$0.02
Adjusted net income (loss) per share - diluted (1)	$0.36	$(0.05)	$0.52	$0.02
Operational Statistics
Mined molybdenum production (000’s lb) (2)	7,034	6,714	15,303	12,771
Cash cost ($/lb produced) (3)	$7.06	$5.21	$6.14	$5.55
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	7,013	6,505	13,748	13,054
Purchased and processed product	1,626	997	3,446	1,895
	8,639	7,502	17,194	14,949
Average realized sales price ($/lb) (1)	$16.84	$9.41	$15.68	$9.81

See footnotes on page 6.

Summary of Quarterly Results

(US$ in millions except per share and per pound amounts — unaudited)

	Jun 30 2010	Mar 31 2010	Dec 31 2009	Sep 30 2009	June 30 2009
Financial
Revenue	$148.4	$127.8	$106.2	$114.4	$74.0
Operating income (loss)	$50.3	$31.1	$15.8	$32.4	$(0.2)
Net income (loss)	$126.5	$1.1	$26.0	$(1.4)	$(89.3)
Income (loss) per share:
- basic	$0.90	$0.01	$0.19	$(0.01)	$(0.73)
- diluted	$0.87	$0.01	$0.18	$(0.01)	$(0.73)

Cash generated by operating activities	$41.2	$25.6	$38.2	$24.2	$6.1

Adjusted non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$51.7	$25.6	$20.4	$14.3	$(6.3)
Adjusted net income (loss) per share: (1)
- basic (1)	$0.37	$0.18	$0.15	$0.11	$(0.05)
- diluted (1)	$0.36	$0.17	$0.14	$0.11	$(0.05)

Operational Statistics
Mined molybdenum production (000’s lb)(2)	7,034	8,269	6,268	6,221	6,714
Cash cost ($/lb produced) (3)	$7.06	$5.36	$6.61	$5.67	$5.21
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine	7,013	6,735	6,889	7,445	6,505
Purchased and processed product	1,626	1,820	1,464	1,324	997
	8,639	8,555	8,353	8,769	7,502

Average realized sales price ($/lb) (1)	$16.84	$14.50	$12.37	$12.75	$9.41

(1)  See “Non-GAAP Financial Measures” below for the definition and calculation of these non-GAAP measures.

(2) Mined molybdenum production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from our share of production from the mines; excludes molybdenum processed from purchased product.

(3) Weighted-average of Thompson Creek Mine and Endako Mine cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth Facility, and transportation costs.  See “Non-GAAP Financial Measures” for additional information.

Outlook

Molybdenum Market

For the second quarter of 2010, the average Platts Metals Week published price for molybdenum oxide was $16.33 per pound, which increased from $16.06 per pound in the first quarter of 2010.  Over the first six months of 2010, the monthly average price for molybdenum oxide as published in Platts Metals Week peaked in April, with an average price of $17.58 per pound.  Since then, the 2010 average Platts Metals Week published price declined to $16.91 per pound in May, $14.61 per pound in June and $14.10 in July.  Although Thompson Creek anticipates that over the balance of 2010 the price for molybdenum oxide will increase above the present pricing level of July, since contract sales make up the bulk of TCM’s sales and since contract sales typically trail the market price by one month, the average price in June and July will have an effect on TCM’s expected average sales price realization for the third quarter of 2010.

Operations

For 2010, Thompson Creek expects its molybdenum production volumes to be 29 to 32 million pounds, with the Thompson Creek Mine at approximately 22 to 24 million pounds and the 75% share of the Endako Mine at 7 to 8 million pounds (unchanged from previous guidance).  Anticipated average cash costs per pound produced are estimated at $6 to $7 per pound in 2010 (unchanged from previous guidance), with $5.25 to $6.25 per pound at the Thompson Creek Mine (down from previous guidance of $5.50 to $6.50 per pound) and $8 to $9 per pound at the Endako Mine, assuming a US to Canadian dollar exchange rate of US$1.00 = C$1.00 for the last six months of 2010 (up from previous guidance of $7 to $8 per pound at the Endako Mine, assuming a US to Canadian dollar exchange rate of US$1.00 = C$1.05).  The increase in the expected cash costs per pound produced at the Endako Mine is primarily due to expected conveyor system downtime in the last six months of 2010 (which is expected to result in higher truck haulage costs), shovel and crusher costs, a lower expected mill recovery rate, higher costs from additional workforce in anticipation of the start-up of the new mill and the expected change in the US to Canadian dollar exchange rate from US$1.00 = C$1.05 to US$1.00 = C$1.00.  For the Endako Mine, a $0.01 change in the Canadian foreign exchange rate would result in a change in the cash cost per pound produced of approximately $0.10 per pound.

Thompson Creek expects to sell 27 to 30 million pounds of its mined production in 2010 (unchanged from previous guidance).  The Langeloth Metallurgical Facility completed a five-week shut-down in May 2010 for maintenance and repairs, which resulted in an inventory build-up in the second quarter of 2010 of 1.1 million pounds of molybdenum concentrate that was not converted to finished product.  For the first six months of 2010, total inventory increased by 2.7 million pounds.  Thompson Creek has some flexibility in building or depleting inventory levels depending upon economic conditions and the related demand and sales price for molybdenum.  Given current market conditions, Thompson Creek does not expect to reduce its inventory substantially during the remainder of the year. In addition, due to TCM’s higher contractual commitments for 2010 compared to 2009, a higher level of inventory is needed to provide adequate flexibility to serve contract customers. Thompson Creek currently has fixed-price sales contracts for approximately 1.1 million pounds at an average fixed price of $15.70 per pound for molybdenum oxide for the remainder of the year.

Capital costs for 2010 are expected to be approximately $293 million, comprised of $94 million in capital costs for the mines, the Langeloth Facility and corporate and $199 million for TCM’s 75% share of capital costs required for the mill expansion project at the Endako Mine (changed from previous guidance of $298 million, comprised of $89 million in capital costs from the mines, the Langeloth Facility and corporate and $209 million for TCM’s 75% share for the mill expansion at the Endako Mine).

On July 30, 2010, TCM received the approval of TCM’s joint venture partner for the mill expansion at the Endako Mine.  Operating permits required by the Endako mill expansion are proceeding, including the development of a closure plan for expanded waste dumps and tailings facilities and minor amendments to the Mining Act permit.  In May 2010, Thompson Creek received notification of a petition filed recently in the Supreme Court of British Columbia by the Stellat’en First Nation claiming that the British Columbia Ministry of Energy, Mines and Petroleum Resources has not fulfilled its duty to consult with or accommodate Stellat’en’s asserted aboriginal rights and title interests in relation to the Endako Mine expansion project.  The petition names Thompson Creek, a 75% owner of the Endako Mine, as one of the parties involved but does not cite Thompson Creek in any of its claims regarding the lack of consultation. Thompson Creek is satisfied with the efforts to date to consult and engage with the Stellat’en First Nation and other First Nations regarding the expansion project and will continue to work with the Government of British Columbia towards building positive relationships with First Nations regarding the Endako Mine and the expansion project.

In 2010, Thompson Creek expects to conduct exploration drilling at both of its operating mines totaling $2 to $4 million (unchanged from previous guidance) and to spend approximately $7 to $9 million under the option agreement with U.S. Energy Corporation on the Mount Emmons Project for an ongoing pre-feasibility study, further engineering evaluations, and ongoing project maintenance (unchanged from previous guidance).  As previously announced, the Company is also conducting a re-evaluation of the Davidson Project regarding various operating alternatives and related economic analysis.

2010 Third Quarter and Second Half

Net income for the 2010 third quarter and second half is expected to be impacted by depressed molybdenum prices in June and July, the upward cost trend at TCM’s mines, a higher proportion of sales from third party purchases and related costs in the 2010 third quarter, and the costs related to the acquisition of Terrane which will be expensed as incurred.

Non-GAAP Financial Measures

In addition to the consolidated financial statements presented in accordance with US GAAP, the Company uses certain non-GAAP financial measures of TCM’s financial performance.  Readers should refer to Non-GAAP Financial Measures in the Company’s Form 10-Q for the quarter ended June 30, 2010 as filed with the Securities and Exchange Commission on August 5, 2010 and as available on the Company’s website for further details.

The following table is a reconciliation of the net income presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss), and adjusted net income (loss) per share — basic and diluted for the three and six months ended June 30, 2010 and 2009.

For the three months ended June 30, 2010 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$126.5	139,792	$0.90	145,440	$0.87
Add (Deduct):
Unrealized (gain) loss on common stock warrants	(74.8)	139,792	(0.54)	145,440	(0.51)
Non-GAAP measures	$51.7	139,792	$0.37	145,440	$0.36

For the three months ended June 30, 2009 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share
US GAAP measures	$(89.3)	122,451	$(0.73)	122,451	$(0.73)
Add (Deduct):
Unrealized loss on common stock warrants	83.0	122,451	0.68	122,451	0.68
Non-GAAP measures	$(6.3)	122,451	$(0.05)	122,451	$(0.05)

For the six months ended June 30, 2010 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share
US GAAP measures	$127.6	139,711	$0.91	147,600	$0.86
Add (Deduct):
Unrealized (gain) loss on common stock warrants	(50.3)	139,711	(0.36)	147,600	(0.34)
Non-GAAP measures	$77.3	139,711	$0.55	147,600	$0.52

For the six months ended June 30, 2009 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$(80.6)	122,353	$(0.66)	122,353	$(0.66)
Add (Deduct):
Unrealized (gain) loss on common stock warrants	83.3	122,353	0.68	122,353	0.68
Non-GAAP measures	$2.7	122,353	$0.02	122,353	$0.02

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended June 30, 2010, which will be filed on EDGAR (www.sec.gov) and SEDAR (www.sedar.com), and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference call and webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its second quarter 2010 financial results on Friday, August 6, 2010 at 8:30 a.m. Eastern Time. Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 647-427-7450 or 1-888-231-8191 about five minutes prior to the start of the call.  A live audio webcast of the conference call will be available at www.newswire.ca and www.thompsoncreekmetals.com.

An archived recording of the conference call will be available at 416-849-0833 or 1-800-642-1687 (Passcode 86690991 followed by the number sign) from 11:30 a.m. on August 6 to 11:59 p.m. on August 13. An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is one of the largest publicly traded, pure molybdenum producers in the world. The Company owns the Thompson Creek open-pit molybdenum mine and mill in Idaho, a metallurgical roasting facility in Langeloth, Pennsylvania and a 75% share of the Endako open-pit mine, mill and roasting facility in northern British Columbia. Thompson Creek is evaluating the Mount Emmons Deposit, a high-grade underground molybdenum deposit near Crested Butte, Colorado. Thompson Creek has an option to acquire up to 75% of the property. The Company is continuing to pursue permitting of the Davidson Deposit, a high-grade underground molybdenum deposit near Smithers, B.C. The Company has approximately 850 employees. Its principal executive office is in Denver, Colorado, and it also has an office in Toronto, Ontario. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking information’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation.  Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.  Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Thompson Creek and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Examples of forward-looking information include, but are not limited to, statements with respect to the future financial or operating performance of Thompson Creek or its subsidiaries and its projects, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital, operating and exploration expenditures, costs and timing of the development of new deposits of Thompson Creek including Mt. Emmons and Davidson, costs and timing of future exploration, requirements for additional capital, benefits of the Terrane acquisition to Thompson Creek shareholders including: the ability for Thompson Creek to diversify its assets; the benefits of the Gold Stream Transaction, if consummated; the ability to finance future projects without equity dilution and Thompson Creek’s potential to obtain significant production growth by 2013; the achievement of the mine plan at Mt. Milligan including: the estimated mine life; the expected annual production; and ability to create up to 400 direct permanent jobs, the breakdown of how Thompson Creek intends to fund the initial capital cost at Mt. Milligan; the commissioning of a mine and mill complex at Mt. Milligan in 2013; Thompson Creek’s expected 2010 molybdenum production, the expected increase in Thompson Creek’s share of annual production resulting from the expansion of the Endako mine; the execution of a definitive Gold Stream Transaction, Thompson Creek’s expected fully diluted share count following the transaction, the objectives and timing of the Arrangement and Gold Stream Transaction, the ability for the closing conditions to be satisfied in connection with the Arrangement, disruption to Thompson Creek’s business as a result of the Arrangement, and Thompson Creek’s ability to achieve its expected growth strategy.

Such factors include, among others, risks related to general business, economic, competitive, political and social uncertainties including the current global recessionary economic conditions, the associated low molybdenum prices and the levels of disruption and continuing illiquidity in the credit markets; risks related to foreign currency fluctuations; energy prices & fluctuations; title disputes or claims; limitations of insurance coverage; changes in governmental regulation of mining operations; risks related to the volatility of Thompson Creek’s share price; changes in environmental regulation; the actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates; impurities and toxic substances in the mined material, failure of plant, equipment or processes to operate as anticipated; the age of the Langeloth Facility; structural integrity and old equipment at the Endako Mine; accidents, labor disputes and other risks of the mining industry; access to skilled labor; relations with employees; dependence upon key management personnel and executives; political instability, insurrection or war; disruption of transportation services; increased transportation costs and delays in obtaining governmental permits and approvals, or financing or in the completion of development or construction activities.  Additional factors that could cause Thompson Creek’s results to differ from those described in the forward-looking information can be found in the section entitled “Risk Factors” in Thompson Creek’s current Annual Report on Form 10-K, as amended, and subsequent documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  Although Thompson Creek has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this news release and Thompson Creek disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as required by law.  There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

Readers should refer to Thompson Creek’s current Annual Report on Form 10-K, as amended, which is available on SEDAR at www.sedar.com and EDGAR at www.sec.gov and other continuous disclosure documents available at www.sedar.com and www.sec.gov for further information on ore reserves and mineralized material, which is subject to the qualifications and notes set forth therein.

For more information, please contact:

Pamela Solly	Wayne Cheveldayoff
Director of Investor Relations	Investor Relations Advisor
Thompson Creek Metals Company Inc.	Thompson Creek Metals Company Inc.
Tel: 303-762-3526	Tel: 416-860-1438
psolly@tcrk.com	wcheveldayoff@tcrk.com

Christine Stewart
Renmark Financial Communications Inc.
Tel: 416-644-2020
cstewart@renmarkfinancial.com

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2010	December 31, 2009
	(in millions, except share data)
ASSETS
Current assets
Cash and cash equivalents	$215.6	$158.5
Short-term investments	267.2	353.0
Accounts receivable—trade	49.1	32.4
Accounts receivable—related parties	10.8	10.3
Product inventory	73.5	43.5
Material and supplies inventory	33.4	34.5
Prepaid expense and other current assets	2.8	6.0
Income tax receivable	5.9	4.8
	658.3	643.0
Property, plant and equipment, net	676.9	605.7
Restricted cash	19.3	16.8
Reclamation deposits	30.3	30.3
Goodwill	47.0	47.0
Other assets	0.9	1.8
	$1,432.7	$1,344.6
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$53.2	$29.9
Income and mining taxes payable	3.7	3.6
Current portion of long-term debt	2.9	3.7
Deferred income tax liabilities	6.6	6.7
	66.4	43.9
Long-term debt	7.6	9.2
Other liabilities	24.8	24.6
Asset retirement obligations	25.6	24.8
Common stock warrant derivatives	65.2	115.4
Deferred income tax liabilities	132.1	141.3
	321.7	359.2

Shareholders’ equity
Common stock, no-par, 139,792,091 and 139,511,257 shares issued and outstanding, as of June 30, 2010 and December 31, 2009, respectively	700.2	697.1
Additional paid-in-capital	47.8	45.7
Retained earnings	360.4	232.8
Accumulated other comprehensive income	2.6	9.8
	1,111.0	985.4
	$1,432.7	$1,344.6

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in millions, except per share data)
REVENUES
Molybdenum sales	$145.5	$71.2	$269.5	$146.8
Tolling, calcining and other	2.9	2.8	6.7	6.0
Total revenues	148.4	74.0	276.2	152.8
COSTS AND EXPENSES
Operating expenses	73.8	52.3	150.1	110.7
Selling and marketing	1.8	1.3	3.3	2.7
Depreciation, depletion and amortization	11.9	10.2	22.9	20.4
Accretion expense	0.4	0.4	0.8	0.7
General and administrative	8.4	8.1	14.2	13.1
Exploration	1.8	1.9	3.5	3.7
Total costs and expenses	98.1	74.2	194.8	151.3
OPERATING INCOME (LOSS)	50.3	(0.2)	81.4	1.5
OTHER (INCOME) AND EXPENSE
Change in fair value of common stock warrants	(74.8)	83.0	(50.3)	83.3
Loss (gain) on foreign exchange	(1.9)	7.1	(1.3)	3.9
Interest (income) expense, net	(0.4)	(0.3)	(0.3)	(0.4)
Other	(0.2)	—	(0.3)	(0.4)
Total other (income) and expense	(77.3)	89.8	(52.2)	86.4
Income (loss) before income and mining taxes	127.6	(90.0)	133.6	(84.9)
Income and mining tax expense (benefit)	1.1	(0.7)	6.0	(4.3)
NET INCOME (LOSS)	$126.5	$(89.3)	$127.6	$(80.6)
NET INCOME (LOSS) PER SHARE
Basic	$0.90	$(0.73)	$0.91	$(0.66)
Diluted	$0.87	$(0.73)	$0.86	$(0.66)
Weighted average number of common shares
Basic	139.8	122.5	139.7	122.4
Diluted	145.4	122.5	147.6	122.4

THOMPSON CREEK METALS COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in millions)
OPERATING ACTIVITIES
Net income (loss)	$126.5	$(89.3)	$127.6	$(80.6)
Items not affecting cash:
Change in fair value of common stock warrants	(74.8)	83.0	(50.3)	83.3
Depreciation, depletion and amortization	11.9	10.2	22.9	20.4
Accretion expense	0.4	0.4	0.8	0.7
Stock-based compensation	1.7	4.0	4.2	5.4
Deferred income tax benefit	(1.1)	(4.3)	(2.9)	(11.2)
Unrealized loss on derivative instruments	0.7	1.6	1.3	1.7
Change in working capital accounts	(24.1)	0.5	(36.8)	23.8
Cash generated by operating activities	41.2	6.1	66.8	43.5
INVESTING ACTIVITIES
Short-term investments	115.7	(81.5)	85.6	(181.8)
Capital expenditures	(71.1)	(13.7)	(90.5)	(41.3)
Restricted cash	(1.0)	(1.0)	(2.5)	(1.8)
Reclamation deposits	—	(0.2)	—	(2.6)
Cash generated (used) in investing activities	43.6	(96.4)	(7.4)	(227.5)
FINANCING ACTIVITIES
Proceeds from issuance of common shares, net	0.1	3.7	2.1	3.7
Repayment of long-term debt	(0.9)	(1.4)	(2.4)	(2.7)
Cash generated (used) by financing activities	(0.8)	2.3	(0.3)	1.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(4.4)	5.2	(2.0)	2.5
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79.6	(82.8)	57.1	(180.5)
Cash and cash equivalents, beginning of period	136.0	160.3	158.5	258.0
Cash and cash equivalents, end of period	$215.6	$77.5	$215.6	$77.5